Exhibit 99.1

News Release

PTGi Completes Initial Closing of North American Telecom Sale to Affiliates of York

Capital Management

Robert Pons Named CEO of PTGi

HERNDON, VA, July 31, 2013 – (Marketwire) – Primus Telecommunications Group, Incorporated (PTGi) (NYSE: PTGI), a leading international wholesale service provider to fixed and mobile network operators worldwide, announced today that it has completed the initial closing of its previously announced sale of its North American retail telecommunications operations in the United States and Canada to affiliates of York Capital Management. The initial transaction generated gross proceeds prior to transaction expenses of $126 million. $15.25 million of the gross proceeds has been placed in escrow to satisfy potential indemnification claims and purchase price adjustment obligations of PTGi. An additional $3.0 million has been placed in escrow for payment of the purchase price to PTGi for the separate closing of PTGi’s PTI subsidiary, which is expected to occur sometime after the third quarter following receipt of regulatory approval.

In connection with the initial closing, PTGi is redeeming all of its $125,279,394 aggregate principal amount of outstanding 10% Senior Secured Notes due 2017 and all of its $2,403,000 aggregate principal amount of outstanding 13% Senior Notes due 2016. PTGi also expects to pay a special dividend to PTGi’s stockholders, subject to Board approval. The timing and amount of any such special dividend have not yet been determined.

In connection with the initial closing, PTGi announced that its board of directors has appointed Robert Pons as PTGi’s President and Chief Executive Officer, replacing Andrew Day. Mr. Pons was named to PTGi’s board of directors in September 2011 and will continue to serve on PTGi’s board of directors. He served on PTGi’s Compensation Committee from September 2011 until July 2013. Mr. Pons is a veteran executive in the competitive telecommunication industry. He has served as an executive for MCI, Sprint, Goetek as well as LiveWire Mobile, Inc. He has also served on the boards of directors of Proxim Wireless Corporation, Network-1 Security Solutions, Inc. and Arbinet Corporation.

With the sale of PTGi’s North American retail telecommunications operations, PTGi’s remaining operating business consists of its International Carrier Services (ICS) business unit.

Neil Subin, Chairman of PTGi’s Board of Directors, stated “The first close of the North America Telecom transaction represents a successful outcome of PTGi’s strategic process, allows the company to discharge its indebtedness, and positions PTGi to pay a special dividend to shareholders. The entire board joins me in thanking Andy Day for a job very well done, and looks forward to working with Bob, who will lead the company going forward.”

PTGi plans to file its second quarter 2013 Form 10-Q on or about August 8, 2013 and will not conduct a conference call for the second quarter of 2013.

Jefferies LLC and O’Melveny & Myers LLP acted as exclusive financial advisor to and special legal counsel to the Special Committee of PTGi’s Board of Directors, respectively.

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches and media gateways. Founded in 1994, PTGi is headquartered in Herndon, Virginia.

Cautionary Statement Regarding Forward Looking Statements

This press release contains or incorporates a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. These statements include the potential payment of a special dividend or other use of cash reserves and the expected closing of the sale of PTI. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance, results, or the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (i) the final working capital purchase price adjustment related to the sale of its North American retail telecommunicating operations may differ from the preliminary estimate; (ii) the possibility of indemnification claims arising out of such sale may require payments by PTGi of indemnification claims; (iii) our compliance with complex laws and regulations in the U.S. and internationally; (iv) our expectations regarding the timing, extent and effectiveness of our cost reduction initiatives and management’s ability to moderate or control discretionary spending; (v) management’s plans, goals, forecasts, expectations, guidance, objectives, strategies, and timing for future operations, fixed asset and goodwill impairment charges, tax and withholding expenses, selling, general and administrative expenses, product plans, performance and results; (vi) management’s assessment of market factors and competitive developments, including pricing actions and regulatory rulings; and (vii) our possible inability to hire and retain qualified executive management, sales, technical and other personnel. Many of these factors and risks are more fully described in our annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at www.ptgi.com. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as required by applicable law.

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

LHA

Carolyn Capaccio/Jody Burfening

212-838-3777

ccapaccio@lhai.com

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